Exhibit D(7)

AMENDMENT TWO

DATED APRIL 1, 2014 TO THE

AMENDED AND RESTATED

INVESTMENT MANAGEMENT AGREEMENT

for

MassMutual Select BlackRock Global Allocation Fund

WHEREAS, Massachusetts Mutual Life Insurance Company (“MassMutual”) and MassMutual Select Funds (the “Trust”) entered into an Amended and Restated Investment Management Agreement (the “Agreement”), effective as of November 21, 2011 with respect to the MassMutual Select BlackRock Global Allocation Fund (the “Fund”); and

WHEREAS, pursuant to an Amendment dated June 1, 2012, MassMutual and the Trust amended the compensation of MassMutual as described in the Agreement; and

WHEREAS, MassMutual and the Trust desire to further amend the compensation of MassMutual as described in the Agreement:

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	Section 4 of the Agreement is hereby deleted in its entirety and replaced with the following:

The Trust agrees to pay the Manager and the Manager agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee at the annual rate of 0.78% on the first $750 million of the average daily net assets of the Fund, and 0.73% on assets in excess of $750 million, determined at the close of the New York Stock Exchange on each day that the Exchange is open for trading and paid on the last day of each month; provided, however, that the amount of the fee payable to the Manager hereunder in respect of any period shall be reduced by the amount of any investment advisory or management fees payable by any subsidiary of the Fund to any investment manager in respect of that period. The Trust hereby agrees with the Manager that any entity or person associated with the Manager which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Trust and any Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

3.	Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Eric Wietsma
Name: Eric Wietsma
Title: Senior Vice President

MASSMUTUAL SELECT FUNDS on behalf of MassMutual Select BlackRock Global Allocation Fund

By:	/s/ Nicholas H. Palmerino
Name: Nicholas H. Palmerino
Title: CFO and Treasurer